Exhibit 99.1

Drone Leader Nightingale Security and AITX’s Robotic Assistance Devices

Announce Global Reach with Targeted Autonomous Security Solutions

Detroit, Michigan, May 9, 2024 -- Robotic Assistance Devices, Inc. (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), announces a strategic expansion of its market reach through a new partnership with Nightingale Security Inc. This collaboration leverages Nightingale’s proven autonomous drone technology, which has seen increasing sales both in the U.S. and internationally. The partnership is set to explore and capture substantial opportunities across Africa, Europe, Australia, and Latin America.

The types of opportunities in the sales funnel and being pursued use a combination of autonomous detection by RAD’s RIO™ with autonomous dispatch to Nightingale’s autonomous drones. This expansion focuses on specific sectors where autonomous security solutions are not just advantageous but critical. This synergy will allow for low-cost, active patrols and response for large areas with little supporting infrastructure. Specifically, these include mining operations in Australia, Latin America, and Nigeria, oil and gas industries in Africa and Latin America, and critical infrastructures and defense across Africa, Europe, and Latin America. These regions present challenges such as vast, remote areas where traditional human guard deployment is impractical, making advanced automation the optimal solution.

“Our cooperation with Nightingale offers large clients a solution that brings autonomous solutions to dangerous security and surveillance assignments,” commented Steve Reinharz, CEO/CTO of AITX and RAD. “Although we’re following Nightingale’s lead in these international opportunities, we are equally enthusiastic about the growth prospects in the U.S. market.”

Jack Wu, co-founder, and CEO of Nightingale Security added, “Our collaborative efforts with RAD are set to redefine security standards globally. We are excited about the potential in these international markets and the revenue potential they represent. Our partnership underlines the significant impact and growth potential of our autonomous security solutions.”

The Companies noted that they expect to share specific sales information over the next few weeks. The partners are committed to a long-term vision with typically three-year Robotics-as-a-Service (RaaS) contracts, underscoring their dedication to providing sustained, innovative security solutions worldwide.

For more information about this innovative partnership and to stay updated on further developments, please visit www.radsecurity.com and www.nightingalesecurity.com.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz